Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 4th Quarter 2005 Financial Results on
January 13, 2006

          HIXSON, Tenn., Jan. 13 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

          Cornerstone Bancshares, Inc. saw its 4th quarter earnings increase to $1.34 million or $.43 a share and $4.32 million year to date or $1.42 a share an increase of 37.6% over 2004’s earning per share of $1.03.  The earnings were $.17 a share better than its $1.25 earning per share guidance given in September.  The surprise in Company performance is the result of the bank’s asset sensitivity that allowed Cornerstone’s assets to reprice quicker than its deposits.  The result was an above average net interest margin for the 4th quarter of 5.71% compared to comparable peer bank average of 4.45%.  The Bank’s loan portfolio finished the quarter with an average 4th quarter balance of $260 million, up 32.5% over the same period in 2004.  The company plans to continue deploying the capital raised from the 2005 stock offering and the funds raised from the expiration of its director’s stock options.  Currently, Cornerstone has 3.2 million shares outstanding and expects earnings per share to increase to $1.61 per share in 2006 an increase of 13.3%.  During the 4th quarter Cornerstone completed the purchase of the assets of Eagle Financial LLC and formed Eagle Financial Inc.  The new company will provide commercial factoring and loan brokerage services and will give the corporation a vehicle to provide new and cash deprived companies access to liquidity.  Cornerstone expects Eagle to be accretive to earning in 2006.

          The asset quality remained at the superior level during 2005 as non- performing loans as a percentage of average total loans remained at 0.28% while past due loans as a percentage of total loans remained at 0.58%.  The Bank had net charge offs of $232 thousand during the 4th quarter and $557 thousand year to date, while providing $845 thousand to the loan loss allowance year to date.  The large provision was created to fully fund the loan loss allowance for the loan growth realized during 2005, and as a result the Bank was able to maintain a 1.30% allowance for possible loan losses.

          Cornerstone Bancshares Inc. 4th quarter 2005 earnings of $1.34 million represents an 87.0% increase over the 4th quarter in 2004 earnings of $718 thousand.  Earnings per share for the 4th quarter 2005 were $0.43 compared to $0.29 per share for the 4th quarter of 2004.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of December 31, 2005
(in thousands)

	Three Months Ending Dec 31
			% Change
	2005	2004

EARNINGS SUMMARY
Interest income	$6,064	$3,872	56.6%
Interest expense	1,872	1,003	86.6%
Net interest income	4,192	2,869	46.1%
Provision for loan loss	502	255	96.9%
Net interest income after provision	3,690	2,614	41.2%
Noninterest income	382	297	28.4%
Noninterest expense	2,024	1,775	14.0%
Pretax income	2,048	1,136	80.3%
Income taxes	706	418	68.9%
Net income	$1,342	$718	87.0%
Earnings per common share	$0.43	$0.29	48.9%
Weighted average common shares outstanding (1)	3,143,149	2,503,825

	Year-to-Date Ending Dec 31
			% Change
	2005	2004

EARNINGS SUMMARY
Interest income	$20,669	$14,059	47.0%
Interest expense	6,076	3,575	69.9%
Net interest income	14,592	10,483	39.2%
Provision for loan loss	1,402	840	66.9%
Net interest income after provision	13,191	9,643	36.8%
Noninterest income	1,334	1,175	13.5%
Noninterest expense	7,644	6,655	14.9%
Pretax income	6,881	4,164	65.3%
Income taxes	2,557	1,593	60.5%
Net income	$4,325	$2,571	68.2%
Earnings per common share	$1.42	$1.03	37.6%
Weighted average common shares outstanding (1)	3,045,625	2,491,339

	Three Months Ending Dec 31
			% Change
	2005	2004

AVERAGE BALANCE SHEET SUMMARY
Loans, net of unearned income	$260,384	$196,542	32.5%
Investment securities & Other	31,582	29,494	7.1%
Earning assets	291,966	226,036	29.2%
Total assets	311,794	241,365	29.2%
Noninterest bearing deposits	37,334	32,329	15.5%
Interest bearing transaction deposits	82,384	64,163	28.4%
Certificates of deposit	115,688	89,468	29.3%
Total deposits	235,405	185,960	26.6%
Other interest bearing liabilities	42,939	32,598	31.7%
Shareholder’s equity	31,088	21,046	47.7%

	Year-to-Date Ending Dec 31
			% Change
	2005	2004

AVERAGE BALANCE SHEET SUMMARY
Loans, net of unearned income	$236,265	$181,335	30.3%
Investment securities & Other	32,681	28,333	15.3%
Earning assets	268,946	209,668	28.3%
Total assets	286,218	223,801	27.9%
Noninterest bearing deposits	34,730	27,918	24.4%
Interest bearing transaction deposits	79,175	61,125	29.5%
Certificates of deposit	102,778	84,101	22.2%
Total deposits	216,683	173,144	25.1%
Other interest bearing liabilities	38,743	30,663	26.4%
Shareholder’s equity	28,883	18,586	55.4%

	Three Months Ending Dec 31		Year-to-Date Ending Dec 31

	2005	2004	2005	2004

SELECTED RATIOS
Average equity to average assets	9.97%	8.72%	10.09%	8.30%
Average net loans to average total assets	83.51%	81.43%	82.55%	81.03%
Return on average assets	1.72%	1.19%	1.51%	1.15%
Return on average total equity	17.26%	13.64%	14.97%	13.83%
Actual Equity on Dec. 31,	$32,446,364	$24,807,320
Actual # shares outstanding on Dec. 31,	3,201,334	2,868,823
Book value per common share (1)	$10.14	$8.65

(1) Per share data is adjusted for a two for one stock split in the form of a 100% stock dividend

SOURCE  Cornerstone Bancshares, Inc.
           -0-                                                       01/13/2006
           /CONTACT:  Frank Hughes, President & Treasurer of Cornerstone Bancshares, Inc., +1-423-385-3009, or fax, +1-423-385-3100/
           /Web site:  http://www.cscbank.com/
           (CSBQ)